Exhibit 99.1

CORMEDIX INC. ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

Berkeley Heights, NJ — May 11, 2020 — CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has appointed Matt David, M.D. as the Company’s Executive Vice President and Chief Financial Officer. Dr. David will participate in the Company’s Conference Call discussing its First Quarter 2020 financial results and recent corporate developments today at 4:30pm Eastern time.

“I am pleased that Matt has agreed to join the Company at this most exciting time,” said Khoso Baluch, CorMedix Chief Executive Officer. “With his medical background and his significant experience in healthcare capital markets and strategy, he will fill an important role as we continue our preparations to commercialize Neutrolin, whether on our own or with a strategic or commercial partner.”

Dr. David was most recently Head of Strategy at Ovid Therapeutics, a Nasdaq-listed biopharmaceutical company focused on rare neurological diseases. In addition to his recent experience in industry, Dr. David has more than 15 years of experience in finance as a healthcare investment banker and earlier as an equity analyst covering the pharma sector.

“I am thrilled to be joining CorMedix at such an exciting time for the Company,” commented Dr. David. “As Neutrolin approaches a potential regulatory approval later this year, the Company will face a range of strategic decisions all aimed at bringing Neutrolin to patients who can benefit from it as expeditiously as possible. I am excited by the prospects of this novel product in the substantial hemodialysis market and look forward to working with the broader CorMedix team.”

Dr. David earned his M.D. from NYU School of Medicine and was a surgery resident at Beth Israel Hospital. He received his undergraduate degree in Chemistry from Dartmouth College.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters for the U.S. market. The Company completed a Phase 3 clinical trial of Neutrolin in patients undergoing chronic hemodialysis, which showed a 71% reduction in catheter-related bloodstream infections (CRBSIs) relative to the heparin control arm (p=0.0006) with a good safety profile. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. FDA has granted rolling submission and review of portions of the new drug application (NDA) and CorMedix has begun submission of the NDA. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels. The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Neutrolin development path, including whether a second Phase 3 clinical trial for Neutrolin will be required; the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-430-7576